Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-20964, No. 33-24364, No. 33-41604, No. 33-52473, No. 33-54402, No. 33-54404, No. 333-94945, No. 333-37823 and No. 333-37831 on Forms S-8, in Post-Effective Amendment No. 1 to Registration Statement No. 33-25581 on Form S-8 and in Registration Statements No. 333-104559, No. 333-121506, No. 333-122342, No. 333-122448, No. 333-124298, No. 333-127969, No. 333-134908, No. 333-138336 and No. 333-142418 on Forms S-3 of our report dated February 29, 2008 (December 4, 2008 as to the effects of the 2008 discontinued operations described in Note 9), relating to the consolidated financial statements of Weingarten Realty Investors appearing in this Current Report on Form 8-K of Weingarten Realty Investors dated December 4, 2008.

/s/ Deloitte & Touche LLP

Houston, Texas

December 4, 2008